EXHIBIT 21

SUBSIDIARIES

As of September 30, 2004

Name	Jurisdiction of Organization
Hewitt Associates, S.A.	Argentina
Hewitt Associates Pty. Ltd.	Australia
Hewitt Associates GmbH	Austria
Hewitt Associates S.A.	Belgium
Hewitt Associates Servicos de Recursos Humanos Ltda	Brazil
Hewitt Associates	Canada
Hewitt Associates Corp.	Canada
Hewitt Holdings Canada	Canada
Hewitt Associates GmbH	Czech Republic
Hewitt Associates (Chile) Limitada	Chile
Hewitt Associates Consulting (Shanghai) Co. Ltd.	China
Hewitt Finance Arbitrage SAS	France
Hewitt Associates SARL	France
Hewitt Associates Ltd.	Hong Kong
Hewitt Associates GmbH	Germany
Cyborg Systems India Private Limited	India
Hewitt Associates (India) Pvt. Ltd.	India
Hewitt International Services (India) Pvt. Ltd.	India
Hewitt Human Resource Services Ltd.	India
Hewitt Outsourcing Services India Ltd.	India
PT Hewitt Konsultan Indonesia	Indonesia
Hewitt and Beckets Limited	Ireland
Hewitt Associates Srl	Italy
Hewitt Associates Kabushiki Gaisya	Japan
Hewitt Associates SDN. BHD	Malaysia
Hewitt Associates de Mexico S. de R.L. de C.V.	Mexico
Empresas Hewitt S. de R.L. de C.V.	Mexico
Hewitt Mexicana S. de R.L. de C.V.	Mexico
Hewitt Associates S.C.	Mexico
Hewitt Associates Inc.	Philippines
Hewitt Associates Sp. z o.o.	Poland
Hewitt Associates Caribe, Inc	Puerto Rico
Hewitt Associates Pte. Ltd	Singapore
Cyborg Systems (Africa) Pty Limited	South Africa
Hewitt Associates Korea LLC	South Korea
Hewitt Associates, S.A.	Spain
Hewitt Associates SA	Switzerland
Hewitt Associates (Thailand) Limited	Thailand
Hewitt Heijnis & Koelman, B.V.	The Netherlands
Cyborg Systems Limited	United Kingdom
Hewitt Associates Europe Ltd.	United Kingdom
Hewitt Bacon & Woodrow Limited	United Kingdom
Hewitt Cyborg Limited	United Kingdom
Lincolshire Insurance Company PCC Limited	United Kingdom (Guernsey)
Hewitt Associates LLC	United States
Hewitt Insurance Brokerage LLC	United States
Hewitt Financial Services LLC	United States
Hewitt Management Company LLC	United States